UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 3, 2005


                        CAPE COASTAL TRADING CORPORATION
             (Exact name of registrant as specified in its charter)


        Delaware                     000-50995                 52-2372260
--------------------------------------------------------------------------------
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
    of incorporation)                                     Identification Number)

       8550 West Bryn Mawr, Suite 200
             Chicago, Illinois                                      60631
  (Address of principal executive offices)                       (Zip Code)

                                 (773) 272-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02.  Unregistered Sales of Equity Securities.

      On February 3, 2006, Cape Coastal Trading Corporation ("CCTR" or the "Company") completed a second round of financing with certain accredited investors (the "Second Closing"). The Second Closing was the continuation of a private offering of the Company's common stock and warrants to acquire shares of the Company's common stock through the sale of investment units offered to accredited investors (the "Units"). Each Unit was sold at a purchase price of $4.50 per Unit, and consisted of one share of common stock and a warrant to purchase 1/4 share of common stock at an exercise price of $5.85 per share. In the Second Closing, the Company issued a total of 3,000,000 shares of common stock and warrants to purchase 750,002 shares of common stock to various accredited investors for aggregate consideration of $13.5 million. The sale of the Units to accredited investors was consummated according to the terms of a Securities Purchase Agreement dated December 22, 2005, a form of which was included as an exhibit with the Company's Current Report on 8-K filed with the Securities and Exchange Commission (the "SEC") on January 5, 2006 (the "Securities Purchase Agreement").

      On February 6, 2006, the Company issued a press release announcing the Second Closing and the issuance of the common stock and warrants to the investors in the Second Closing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

      As reported on the Company's Current Report on Form 8-K, filed with the SEC on January 5, 2006, on December 29, 2005, CCTR issued 10 million shares of common stock to accredited investors for a total price of $45 million, which consideration included cancellation of $15.5 million of our debt (the "First Closing"). The accredited investors in the First Closing included Petters Group Worldwide, LLC, which was issued 1,111,111 shares of common stock in the First Closing, 1,000,001 of which were subject to redemption, and Petters Company, Inc., which was issued 1,222,223 shares of common stock in the First Closing, all of which were subject to redemption. On February 6, 2006, in connection with the Second Closing, the Company redeemed 1,000,001 shares of common stock from Petters Group Worldwide, LLC for $4.5 million and 1,222,223 shares from Petters Company, Inc. for $5.5 million.

      On February 6, 2006, in connection with the Second Closing, the Company additionally redeemed a total of 444,444 shares of common stock, for $2 million, from Robert Tomlinson, CCTR's President and Chief Executive Officer, and Timothy Takesue, CCTR's Executive Vice President, Merchandising. Of the 444,444 redeemed shares of common stock, the Company redeemed 222,222 shares of common stock for $1 million from each of Messrs. Tomlinson and Takesue. These shares were issued to Messrs. Tomlinson and Takesue in connection with the merger of uBid Acquisition Co., Inc. with uBid, Inc. on December 29, 2005, whereby uBid, Inc. became a wholly-owned subsidiary of the Company.

      Calico Capital Group, LLC served as the Company's financial advisor for the private offering described herein. In the Second Closing, CCTR issued 600,667 shares of common stock to Calico Capital Group, LLC. The Company's placement agents in the First Closing and Second Closing were SG Cowen & Co., LLC and ThinkEquity Partners LLC (the "Placement Agents"). In the Second Closing, CCTR issued to the Placement Agents warrants to acquire 90,000 shares of common stock for five years at an exercise price $4.50 per share, and fees of $1.0 million.

      The private offerings and related transactions discussed above are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or Rule 506 of Regulation D, promulgated by the SEC. With respect to the issuance of securities in connection with the Second Closing, no general solicitation was made by us or any person acting on our behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares and warrants contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

      Under the terms of the Securities Purchase Agreement, the Company is obligated to file a registration statement on Form S-1 within forty five (45) days of the First Closing, covering the resale of shares of common stock issued in the First Closing and Second Closing, as well as shares of common stock underlying the warrants issued in the First Closing and the Second Closing.

      No underwriters were involved in connection with any of the sales of securities discussed above.

Item 9.01.  Financial Statements and Exhibits.

      (d)   Exhibits.

      99.1  Press release, dated February 6, 2006, announcing the Second
            Closing.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    CAPE COASTAL TRADING CORPORATION


                                    By: /s/ Robert H. Tomlinson, Jr.
                                        -------------------------------------
                                        Robert H. Tomlinson, Jr.
Dated: February 9, 2006                 President and Chief Executive Officer